Energtek Inc Code Of Conduct

Code Of Conduct – Energtek

This Code of Conduct (this “Code”) applies to all employees, officers, directors (“Employees”) of Energtek Inc and each of its subsidiaries (“Energtek” or the “Company”). It also applies to the Conduct of private contractors, agents, consultants and representatives, related to business Conducted with the Company, or on its Behalf. It is designed to promote honesty, ethical behavior and lawful conduct amongst the Company's employees.

Responsibilities under the Code

Every Energtek employee is responsible for:

•	Abiding by the Code and Energtek policies and procedures.

•	Requesting advice from a manager, Human Resources, the Legal Department when an ethical issue arises.

•
Promptly reporting any known or suspected violations of the Code, any laws and regulations, and Energtek policies and procedures that might constitute violations using the reporting procedures set forth in this Code.

•	Challenging any business practice or behavior that may undermine the principles in this Code and the integrity of our Company.

•	Cooperating in internal investigations about a reported violation.

Managers have additional responsibilities to:

•	Create an atmosphere that promotes ethical behavior and encourages employees to ask questions and raise concerns.

•	Make sure that employees are aware of the principles contained in the Code.

•	Answer employees' questions about the Code or direct them to an appropriate source for information.

•	Demonstrate a commitment to the Code through their words and actions.

•	Use reasonable care to prevent and detect violations of the Code.

•	Report any compliance risks or Code violations and promptly seek guidance on how to implement appropriate remedial measures.

•	Handle all employee reports promptly, confidentially, and in a manner consistent with Company policy.

Objective

To promote honest, lawful and ethical behavior by all employees, to ensure that the Company's business is conducted according to the policies of the Company and all applicable rules, regulations and laws.

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.

Energtek Inc Code Of Conduct

1. Compliance with laws, regulations, rules and policies

Each employee is expected to be familiar and comply with all of the policies of the Company that apply to their employment. In addition, a commitment to ethical conduct requires that employees comply with the spirit of the law as well as its letters. It is the duty of each employee and officer to know, understand and comply with any laws, regulations, and rules that apply in his/her job. Violating the law can seriously damage the Company's reputation, subject the Company to liability, and subject the employee to personal liability.

2. Appearance of good conduct and avoidance of conflicts of interest

Each employee has a responsibility not only to do the right thing but also to avoid behavior that could be perceived as failing to do the right thing. Employees, should always act in the best interest of the Company and avoid even the appearance of a conflict of interest. A conflict of interest occurs when an individual's private interests, including the ones of his immediate family members, interferes in any way with the interests of the Company as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

The Company expects its employees to devote their full time and attention to the Company's business during regular working hours and for whatever additional time that may be required.

3. Maintaining a Safe, Healthy and Affirmative Workplace

The Company is committed to a workplace where people are treated with dignity, fairness and respect. Each employee has the right to work in an environment that provides equal employment opportunities and one that is free of discrimination and illegal harassment. The Company bases its recruitment, employment, development and promotion decisions solely on a person's ability and potential in relation to the needs of the job, and the Company complies with local, state and federal employment laws. The Company does not discriminate on the basis of Sex, Race, Color, Religion, Sexual Orientation, Age, National Origin, Citizenship Status, and Disability.

The Company will not tolerate any:
•	Sexual, racial or other unlawful harassment.
•	Threats or acts of violence or physical intimidation.
•	Abusive, harassing or other offensive conduct, whether verbal, physical or visual.

In addition, the Company will not tolerate on Company property:
•	Possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials
•	Use of Company personal computers or other equipment to obtain or view such materials

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.

Energtek Inc Code Of Conduct

The Company strives to provide safe and healthful work setting for all employees. In turn each employee should perform his/her job safely at all times, protecting the public, customers, other employees and themselves from injury and observing appropriate standards of conduct. It is each employee's responsibility to look out for and resolve unsafe situations. An employee should immediately report to management any unsafe situation as soon as it comes to his/her attention.

4. Appropriate use of Company assets

Each employee has a responsibility to properly use Company property, including products, facilities, equipment, corporate opportunities, intellectual property, trade secrets and business information. This responsibility includes protecting Company property from loss, theft, abuse and unauthorized use. All Company assets should be used for legitimate business purposes.

5. Confidential Company information

Confidential information is any non-public information that - if disclosed - would be damaging to the best interests of the Company or might be of use to competitors. Each employee has a responsibility to hold all confidential information obtained from the Company or its customers in confidence, except when disclosure is authorized or legally mandated. Confidential information should not be shared with the media, competitors or any other third parties. If there is any doubt about whether such information has been publicly released or if disclosure is legally mandated, the employee should contact the Legal Department for guidance.

6. Corporate Opportunities

Employees are prohibited from:
(a) Taking for themselves, personally, opportunities that are discovered through the use of corporate property, information or position;
(b) Using corporate property, information, or position for personal gain; and
(c) Competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7. Insider Trading and Fair Disclosure

An employee may become aware of material inside information about Energtek or another company, which has not been disclosed broadly to the marketplace and, if made public, would be likely to be considered important by investors in deciding whether to trade in the Company's shares or other listed securities. Such employee (or any immediate family member of him) must not:

•	Trade in securities in the Company or any other company, in connection with aforementioned information, while aware of material inside information.
•	Communicate to anyone outside the Company material inside information of any company.

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.

Energtek Inc Code Of Conduct

In addition, employees are not authorized, unless by specific nomination, to answer questions from the media, analysts, investors or any other members of the public.

8. Network Use, Integrity & Security

An employee who has access to and use the Company's computer networks and systems are expected to use them with highest standard of care. The Employee must:
•	Keep secret any passwords used to access any Company computer or database.
•	Not engage in the unauthorized use, copying, distribution or alteration of computer software.
•	Refrain from using or distributing software that may damage or disrupt the Company's work environment by transmitting a virus.
•	Not engage in the unauthorized use, copying, distribution or alteration of computer software.
•	Access the Internet at work for business purposes and for limited personal use.

The Company's networks and systems may not be used to commit illegal acts or to violate any provisions of this Code.

9. Accurate Company Records

It is important that the Company maintain accurate and reliable records that meet applicable legal, financial, regulatory and management requirements. Each employee has a responsibility to ensure all Company records, such as accounts, reports, bills, invoices, work and timekeeping records, and correspondence are accurate and maintained in accordance with the applicable document and data retention policies of his/her applicable business area.

The Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, and Treasurer ("Senior Financial Officers"), are responsible for ensuring that the Company's financial statements, public reports and communications, including the documents filed with or submitted to the U.S. Securities and Exchange Commission, stock exchanges and other regulators, and press releases, contain disclosure that is full, fair, accurate, timely and understandable.

In that regard, the Senior Financial Officers are responsible for establishing and maintaining effective disclosure controls and procedures, and internal controls and procedures for financial reporting.

Destroying or altering a document with the intent to impair the document's integrity or availability for use in any potential official proceeding is a crime. Destruction of corporate records may only take place in compliance with the Company's records retention policy and procedures. Employees may not destroy any documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit for any reason.

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.

Energtek Inc Code Of Conduct

11. Trade Practices

11.1 Fair Dealing

In dealing with Company suppliers, customers, competitors and employees, an employee is expected utilize high standards and values and the highest level of fairness. This means that he must not take unfair advantage of anyone the Company conducts business with through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practices.

Information about the Company's suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstances such information may be gained through theft, illegal entry, blackmail, any sorts of eavesdropping, or misrepresentation of identity or position.

11.2 Advertising

All of the Company’s advertising must be truthful, not deceptive, and comply with applicable laws, regulations, and Company advertising policies.

11.3 Antitrust/ Competition Laws

The Company is committed to fair and open competition in markets around the world. All Energtek employees are expected to comply with the antitrust/competition laws of the countries in which they do business. In the U.S., Israel and many other jurisdictions, it is against the law to agree with competitors on prices or supply levels, division of consumers or sales territories, or bids. Violations can result in substantial monetary damages and criminal responsibility for both the company and the individuals involved.

Employees should exercise due care in any situation where competitors may be present, to avoid violation of these laws.

Employees should always consult with the Legal Department before engaging in discussions with competitors, and whenever they have questions about the application of these laws to the Company’s business activities.

11.5 Exports and Other International Considerations

Specific laws and regulations in the U.S., Israel, and other countries, in which the Company is active, apply to international business in the fields of Export Control and Licensing laws, Economic Sanctions and Anti-Boycott laws. Employees must be careful not to engage in international activities that contradict in any manner whatsoever such regulations. Any international activities must be conducted carefully after consulting the Legal Department.

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.

Energtek Inc Code Of Conduct

12. Commitment to excellence

Each employee and officer should:
•	Represent the Company with dignity and in a respectful manner.
•	Strive for continuous improvement and maximize efficiency in his/her job.
•	Work with others to achieve the common goal of quality service.

13. Reporting violations

If an employee or officer knows about or suspects misconduct, illegal activities, fraud, misuse of Company assets or violations of Company policies, he/she has a duty to report his/her concerns. There will be no retribution against any employee making such a report in good faith.

14. Violations

The Company will investigate any violation or suspected violation of this Code and take appropriate corrective action. Examples of violations include:
•	Authorizing or participating in actions which violate applicable laws, regulations, or Company policies.
•	Failing to report a violation or willfully withholding relevant and material information concerning a violation.
•	Retaliating against individuals who report or assist in investigations of suspected violations of applicable laws, regulations, or Company policies.

IT IS THE COMPANY'S POLICY TO ENCOURAGE THE COMMUNICATION OF BONA FIDE CONCERNS RELATING TO THE LAWFUL AND ETHICAL CONDUCT OF BUSINESS, AS WELL AS AUDITING AND ACCOUNTING PROCEDURES OR RELATED MATTERS. IT IS ALSO THE POLICY OF THE COMPANY TO PROTECT THOSE WHO COMMUNICATE BONA FIDE CONCERNS FROM ANY RETALIATION FOR SUCH REPORTING. NO RETALIATION AGAINST ANY INDIVIDUAL WHO REPORTS VIOLATIONS OF THIS CODE IN GOOD FAITH WILL BE PERMITTED.

If you believe that you are aware of a violation of this Code, don't hesitate to report it to your Superior, to the Legal Department, to the Company's HR manager, or, anonymously, to the following Email address: helpline@energtek.com.

WHEN IN DOUBT REGARDING ANY ACTION ABOUT TO BE TAKEN, AN EMPLOYEE MUST APPROACH THE COMPANY'S LEGAL DEPARTMENT, IN ORDER TO ASSURE THAT SUCH ACTION CONFORMS TO THIS CODE.